Exhibit 99.1

WORLDSPACE(R) Satellite Radio Secures $40 Million Financing Facility

Facility Enables Company to Continue European Business Implementation While Pursuing Additional Financing

SILVER SPRING, Md., Jan. 2 /PRNewswire-FirstCall/ — WORLDSPACE(R) Satellite Radio (Nasdaq: WRSP), one of the world leaders in satellite-based digital radio services, today announced it has secured a financing facility for up to $40 million of subordinated financing effective immediately, from Yenura Pte. Ltd., a company controlled by Mr. Noah Samara, chairman and CEO of WORLDSPACE. The Company also announced it had secured a waiver of certain pre-payment obligations owed to the holders of its existing debt.

The facility supports the Company’s preparations for the launch of its European mobile service in the Italian market and business development activities in selected markets, while the Company continues to seek to secure additional financing from a variety of sources, including existing and new investors.

The facility is being made available to WORLDSPACE pursuant to a facility agreement with Yenura. Under terms of the facility agreement, Yenura will make up to $40 million available to WORLDSPACE which the Company must draw down on or prior to January 31, 2008. The Company will issue subordinated convertible notes in the principal amount of each draw down in consideration for the funding. The new subordinated convertible notes will have a five year maturity from the issuance date of the first note. The notes will carry interest at eight percent per annum (payable annually in arrears as additional principal amount and not cash) and the price at which the notes may be converted into the Company’s Class A Common Stock has been set at $4.25 per share. The new notes are subordinated in all respect to the Company’s existing indebtedness.

Under the debt restructuring agreement dated June 1, 2007 between the Company and its senior secured noteholders, the Company agreed to prepay up to $45 million of its first lien debt with any new debt or equity capital it raised. In connection with this new facility, the secured noteholders will receive a pre-payment of $10 million (all of which will be paid on or prior to January 31, 2008) but have waived their pre-payment right with respect to the remaining $30 million of availability under the facility agreement.

Yenura is a special purpose entity established by Mr. Samara and Mr. Salah Idris to invest in WORLDSPACE. Mr. Samara holds all of the voting shares in Yenura. Mr. Idris, through his ownership of non-voting shares, holds the major economic interest in Yenura.

About WORLDSPACE(R) Satellite Radio

Based in the Washington, DC metropolitan area, WORLDSPACE, Inc. (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars.

WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN International, Virgin Radio UK, and RFI.

WORLDSPACE’s satellites cover two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.